Exhibit 99.1

OppFi Reports First Quarter 2021 Financial Highlights

●	Net Income increased 44% to $24.4 million for first quarter of 2021 vs. 2020
●	Adjusted Net Income increased 48% to $19.3 million for first quarter of 2021 vs. 2020[1]
●	Net Originations up 32% for the first quarter of 2021 vs. 2019, despite impact of 2021 stimulus
●	April 2021 Net Originations more than doubled year-over-year and increased 23% month over month, with higher sequential growth expected in May

CHICAGO, May 13, 2021—Opportunity Financial, LLC (“OppFi" or the “Company”), a leading financial technology platform that powers banks to help the everyday consumer gain access to credit, today reported financial highlights for the first quarter ended March 31, 2021. On February 9, 2021, OppFi and FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition corporation, entered into a definitive agreement for a business combination that would result in OppFi becoming a public company.

“Our strong results in the first quarter of 2021 reinforce our efforts to efficiently serve the overlooked everyday consumer,” stated Jared Kaplan, chief executive officer, OppFi. “During the quarter, credit performance continued to show positive momentum from 2020, which drove improved profitability. Our ongoing artificial intelligence enhancements led to an increase in our auto-approval rate quarter over quarter to 41% from 26%, and we expect it will reach 60% by the end of the year.”

“Our first quarter adjusted revenue of over $84 million was nearly equal to the same period last year, despite the negative impact of governmental stimulus in the 2021 quarter. Demand has accelerated materially since mid-March, and we currently expect that it will continue to build through year end. Return rates and customer bank account balances have also reverted to normalized levels, which we believe are leading indicators of future borrowing demand. Furthermore, with the planned national rollouts of our new products, the economy reopening and consumer spending ramping up, we believe we are well-positioned to capture additional growth,” concluded Kaplan.

First Quarter 2021 versus First Quarter 2020

●	Revenue increased 12.9% to $84.3 million from $74.7 million
●	Adjusted Revenue was $84.3 million from $89.0 million[1]
●	Net Income increased 44.3% to $24.4 million from $16.9 million
●	Adjusted Net Income increased 48.0% to $19.3 million from $13.0 million[1]
●	Adjusted EBITDA increased 29.7% to $32.4 million from $24.9 million[1]

1 Non-GAAP Financial Measures: Adjusted Net Income, Adjusted Revenue and Adjusted EBITDA are financial measures that have not been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures.

First Quarter Financial Summary

The following table presents a summary of OppFi’s results quarter over quarter.

			Variance (%)
($ in 000s) Unaudited	Q1-21	Q1-20	Q1-21 vs Q1-20
Revenue	$84,257	$74,654	12.9%
Adjusted Revenue[1]	$84,257	$88,970	(5.3%)
Net Income	$24,384	$16,897	44.3%
Adjusted Net Income[1]	$19,256	$13,011	48.0%
Adjusted EBITDA[1]	$32,361	$24,945	29.7%

First Quarter Key Performance Metrics

The following table presents key first quarter metrics.

($ in 000s) Unaudited	Q1-21	Q1-20
Total Net Originations[a]	$99,809	$124,146
% of Originations by Bank Partners	76.1%	65.1%
Net Charge-Offs as % of Average Receivables[b]	30.1%	45.9%
Auto-Approval Rate[c]	41.3%	20.5%
Total Marketing Cost per Funded Loan[d]	$56	$77
Total Marketing Cost per New Funded Loan[d]	$266	$228

a)	Total net originations include both originations by bank partners on the OppFi platform, as well as direct originations by OppFi.
b)	Net charge-offs as a percentage of average receivables (defined as unpaid principal of both on- and off-balance sheet loans) represents total charge offs from the period less recoveries as a percent of average receivables. OppFi charges off loans after they are more than 90 days delinquent.
c)	Auto-Approval Rate is calculated by taking the number of approved loans that are not decisioned by a loan advocate or underwriter (auto-approval) divided by the total number of loans approved.
d)	Marketing Cost per Funded Loan represents marketing cost per funded loan for new and refinanced loans. This metric is the amount of direct marketing costs incurred during a period divided by the number of loans originated during that same period.

Financial Capacity and Capital Resources

As of March 31, 2021, the Company had $77.0 million in unrestricted cash, up $51.3 million from the prior year end, driven by strong free cash flow from operations. As of March 31, 2021, the Company had an additional $300 million of unused debt capacity under its financing facilities for future availability, representing a 66% overall undrawn capacity. Including total financing commitments and cash on the balance sheet, the Company had more than $500 million in funding capacity as of March 31, 2021.

On March 23, 2021, the Company refinanced its corporate debt facility with Atalaya Capital Management at more favorable terms. The facility refinanced existing indebtedness and further increased growth capital.

Recent Developments

OppFi previously announced that it had entered into a business combination agreement with FG New America Acquisition Corp. (NYSE: FGNA). Completion of the proposed business combination is subject to approval by the stockholders of FG New America Acquisition Corp. and certain other conditions. The proposed business combination is expected to close in the second quarter of 2021.

Full Year 2021 Outlook

OppFi reaffirms its financial outlook for the full year 2021. The Company expects:

●	Revenue of approximately $418 million
●	Adjusted EBITDA of approximately $132 million[2]
●	Adjusted Net Income of approximately $66 million[2]

OppFi’s expectations for its full year 2021 revenue, Adjusted EBITDA and Adjusted Net Income were prepared based on various material assumptions, including the following:

●	Ending receivables[3] of approximately $500 million, with the timing of related growth dependent on origination levels returning to pre-COVID levels in the second half of the year. The Company’s original outlook did not contemplate any 2021 government stimulus, and the Company continues to evaluate the trajectory of the recovery. Similar to its financial performance in 2020, the Company believes that any unexpected timing delays in demand should have a subsequent positive offset in credit quality and profitability.
●	Net charge-offs as a percentage of average receivables[3] of approximately 40%
●	Yield consistent with historical levels

First Quarter Results of Operations

The following table presents OppFi’s consolidated results of operations for the quarters ended March 31, 2021 and March 31, 2020:

On January 1, 2021, OppFi transitioned to the fair value accounting method (“FV”) for its receivables from the incurred credit loss application method. The below tables represent income statements that compare year over year performance both as previously reported in the Company’s 2020 audited financial statements, as well as on a pro forma basis for the application of the fair value methodology.

GAAP Income Statements

($ in 000s) Unaudited	Q1-21	Q1-20	Variance (%)
Total Revenue	$84,257	$74,654	12.9%
Total Provision	--	32,000	--
Change in FV	22,395	--	--
Net Revenue	$61,861	$42,654	45.0%
Total Expenses	37,477	25,757	45.5%
EBT [a]	$24,384	$16,897	44.3%

a)	Represents Net Income as OppFi does not have tax provision under its pass-through structure as a limited liability company.

2 Non-GAAP Financial Measures: Adjusted EBITDA and Adjusted Net Income are financial measures that have not been prepared in accordance with GAAP. The Non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income for the full year 2021 are provided only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, Net Revenue and GAAP Net Income, is not available without unreasonable effort. OppFi believes that such item and, accordingly, the other items of the reconciliation, would require an unreasonable effort to predict with reasonable certainty the amount or timing of non-GAAP adjustments used to calculate these Non-GAAP financial measures. OppFi believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

3 Receivables defined as unpaid principal of both on- and off-balance sheet loans

Fair Value Pro Forma Income Statements

($ in 000s) Unaudited	Q1-21	Q1-20 PF	Variance (%)
Adjusted Revenue[1]	$84,257	$88,970	(5.3%)
Change in FV	22,396	34,068	(34.3%)
Net Revenue	$61,861	$54,902	12.7%
Expenses:
Sales and Marketing	7,936	10,635	(25.4%)
Customer Operations	9,609	9,918	(3.1%)
Technology, Products, and Analytics	5,827	4,443	31.2%
General, Administrative, and Other	9,497	6,587	44.2%
Total Expenses before Interest Expense	32,869	31,583	4.0%
Interest Expense[a]	4,608	6,546	(29.6%)
EBT [b]	$24,384	$16,773	45.4%

a)	Includes debt amortization costs
b)	Represents Net Income as OppFi does not have tax provision under its pass-through structure as a limited liability company.

Condensed Balance Sheets

($ in 000s) Unaudited	3/31/21	12/31/20
Assets
Cash and restricted cash	$95,965	$45,657
Finance Receivables at Fair Value	269,782	-
Finance Receivables at Amortized Cost, Net	85	222,243
Other Assets	19,335	17,943
Total Assets	$385,167	$285,843

Liabilities and Members’ Equity
Current Liabilities	$22,340	$28,406
Total Debt	168,712	158,105
Total Liabilities	$191,052	$186,511
Total Equity	194,115	99,332
Total Liabilities and Equity	$385,167	$285,843

Total cash increased by $50.3 million for the quarter ended March 31, 2021, driven by free cash flow from operations as well as the increased borrowings under the Company’s refinanced corporate credit facility. Total equity increased by $94.8 million driven by net income in the quarter as well as the shift to fair value accounting.

About OppFi

OppFi is a leading financial technology platform that powers banks to help the everyday consumer gain access to credit. Through its unwavering commitment to customer service, OppFi helps consumers who are turned away by traditional providers build a better financial path. OppFi has facilitated the issuance of more than 1.5 million loans. The company has been ranked as an Inc. 5000 company for five straight years and was named the eighth fastest-growing Chicagoland company in 2020 by Crain’s Chicago Business. The company was also named on Forbes America 2021 list of America’s Best Startup Employers and Built In’s 2021 Best Places to Work in Chicago. The company maintains an A+ rating from the Better Business Bureau (BBB) and maintains a 4.8/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online. For more information, please visit www.oppfi.com.

About FGNA

FG New America Acquisition Corp., (NYSE: FGNA), is a NYSE-listed blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.fgnewamerica.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. FGNA's and OppFi's actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, OppFi’s expectations for its full year 2021 revenue, Adjusted EBITDA and Adjusted Net Income, OppFi's expectations with respect to the future performance of OppFi’s platform, OppFi’s expectations for its growth and profitability, OppFi's new products and their performance and OppFi’s beliefs regarding the impact of the proposed business combination on its business. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FGNA's and OppFi's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive business combination agreement (the "Agreement"); (2) the outcome of any legal proceedings that may be instituted against FGNA and OppFi following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of FGNA, certain regulatory approvals or satisfy other conditions to closing in the Agreement, including with respect to the levels of FGNA stockholder redemptions; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on OppFi's business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of the combined company's shares of common stock on the New York Stock Exchange following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that OppFi or FGNA may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in FGNA’s proxy statement relating to the proposed business combination, including those under "Risk Factors" therein, and in FGNA's other filings with the SEC. FGNA and OppFi caution that the foregoing list of factors is not exclusive. FGNA and OppFi caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. FGNA and OppFi do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are unaudited and do not conform to GAAP, including Adjusted Revenue, Adjusted Net Income and Adjusted EBITDA. Adjusted Revenue is defined as Total Revenue adjusted to include amortization of loan origination costs. Adjusted Net Income is defined as current earnings before tax for audited annual financials and unaudited for quarterly financials, pro forma for fair value accounting for finance receivables adoption, plus (1) recruiting fees, severance and relocation, (2) amortization of debt transaction costs and (3) other addbacks and one-time expenses assuming the closing of the proposed business combination with FGNA, including one-time implementation fees, stock compensation expenses, IPO readiness costs and management fees; and assumes a tax rate of 25%. Adjusted EBITDA is defined as Adjusted Net Income, pro forma for fair value accounting for finance receivables adoption, plus (1) taxes at an assumed 25% tax rate for change in tax status upon completion of the business combination, (2) depreciation and amortization, (3) interest expense and (4) business (non-income) taxes. The pro forma fair value accounting adjustments are due to OppFi's transition from an incurred credit loss application to a fair value application acceptable under US GAAP. Historically, under the incurred credit loss application, OppFi has reserved for life losses due to the short duration of receivables. These financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. OppFi believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. These non-GAAP measures with comparable names should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP.  A reconciliation for the Company's non-GAAP financial measures to the most directly comparable GAAP financial measures is in the table below.

The Non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income for the full year 2021 are provided in this press release only on a non-GAAP basis because a reconciliation to the most comparable GAAP financial measures, Net Revenue and GAAP Net Income, is not available without unreasonable effort. OppFi believes that such items and, accordingly, the other items of the reconciliation, would require an unreasonable effort to predict with reasonable certainty the amount or timing of non-GAAP adjustments used to calculate these Non-GAAP financial measures. OppFi believes that any such forecast would result in a broad range of projected values that would not be meaningful to investors.

Reconciliation of Non-GAAP Financial Measures

($ in 000s) Unaudited	Q1-21	Q1-20	Variance (%)
EBT[a]	$24,384	$16,897	44.3%
FV Adjustments	---	(123)	--
Debt Amortization	521	520	0.2%
Other Addback and One-Time Expenses	769	56	1,273.2%
Adjusted EBT	$25,674	$17,348	48.0%
Less: Pro Forma Taxes[b]	(6,418)	(4,337)	48.0%
Adjusted Net Income	$19,256	$13,011	48.0%
Pro Forma Taxes[b]	6,418	4,337	48.0%
Depreciation and Amortization	2,165	1,397	55.0%
Interest Expense	4,087	6,027	(32.2%)
Business (Non-income) Taxes	435	173	151.4%
Adjusted EBITDA	$32,361	$24,945	32.1%

(a)	Represents Net Income as OppFi does not have tax provision under its pass-through structure as a limited liability company.
(b)	Assumes a tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with publicly traded companies.

($ in 000s) Unaudited	Q1-21	Q1-20	Variance (%)
Total Revenue	$84,257	$74,654	12.9%
Amortization of Loan Origination Costs	--	14,316	--
Adjusted Revenue	$84,257	$88,970	(5.3%)

	Q1 2020
($ in 000s) Unaudited	As Reported	FV Adjustment	FV Pro Forma
Total Revenue	$74,654	$14,316	$88,970
Total Provision	32,000	(32,000)	--
FV Adjustment	--	34,068	34,068
Net Revenue	$42,654	$12,248	$54,902
Expenses:
Sales and Marketing	4,120	6,515	10,635
Customer Operations	4,061	5,857	9,918
Technology, Products, and Analytics	4,443	--	4,443
General, Administrative, and Other	6,587	--	6,587
Total Expenses before Interest Expense	19,211	12,372	31,583
Interest Expense[a]	6,546	--	6,546
EBT [b]	$16,897	$(123)	$16,773

a)	Includes debt amortization costs
b)	Represents Net Income as OppFi does not have tax provision under its pass-through structure as a limited liability company.

Important Information and Where to Find It

In connection with the proposed business combination, FGNA filed a preliminary proxy statement and will file a definitive proxy statement with the SEC. FGNA's stockholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and, when available, the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials contain important information about OppFi, FGNA and the proposed business combination. When available, the definitive proxy statement and other relevant materials for the proposed business combination will be mailed to stockholders of FGNA as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's web site at www.sec.gov, or by directing a request to: FG New America Acquisition Corp., Attention: Hassan Baqar, Chief Financial Officer, 105 S. Maple Street, Itasca, Illinois 60143.

Participants in the Solicitation

FGNA and its directors and executive officers may be deemed participants in the solicitation of proxies from FGNA's stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in FGNA was filed in the preliminary proxy statement for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the definitive proxy statement for the proposed business combination when available.

OppFi and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of FGNA in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination was included in the preliminary proxy statement for the proposed business combination. Additional information regarding the interests of such participants will be contained in the definitive proxy statement for the proposed business combination when available.

Non-Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts:
OppFi
Investor Relations: Investors@oppfi.com
Media Relations: media@oppfi.com

FGNA
Investor Relations: info@fgnewamerica.com
Media Relations: media@fgnewamerica.com